November 13, 2019

AGENDA Introduction / Safe Harbor – Marcus Rogier WII Overview & Strategy – Andy Rose Business Unit Reviews – Geoff Gilmore Steel Review Cylinders Review Break WAVE Review – Doug Wisel WII Capital Allocation, Shareholder Value, Consolidated Financial Review – Joe Hayek Q&A / Lunch 1 - 4 5 - 24 25 - 38 40 - 45 46 - 56

SAFE HARBOR STATEMENT Worthington Industries wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the “Act"). Statements by the Company which are not historical information constitute "forward looking statements" within the meaning of the Act. All forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from those projected. Factors that could cause actual results to differ materially include risks described from time to time in the Company's filings with the Securities and Exchange Commission.

Vision To Be the Transformative Partner for our customers, a Positive Force in our communities and earn exceptional returns

MATERIALS SCIENCE PURCHASING MANUFACTURING SUPPLY CHAIN INSIGHTS & ANALYTICS OUR EXPERTISE

Net sales of $4.35 billion Including our share of unconsolidated JVs

Broad Manufacturing Footprint 70 operating locations, 9 joint ventures Updated November 2019 STEEL PROCESSING PRESSURE CYLINDERS OTHER JOINT VENTURES

Largest purchaser of flat roll steel behind automakers FORTUNE Most Admired Companies in Metals Industry three times FORTUNE 100 Best Companies to Work For in America four times Best Place to Work in IT by Computerworld 2017-2019 Partner-Level Supplier 2013-2019 and Supplier Hall of Fame by John Deere Military Friendly® Employer by VIQTORY 2016-2020 Top Workplace by Columbus CEO from 2013-2019 Gold Level Fit-Friendly Company by the American Heart Association 2011-2019 TWB Company named a General Motors Supplier of the Year 2019

Industries we serve Transportation TOOLS INDUSTRIAL ENERGY OUTDOOR LIVING CONSTRUCTION AGRICULTURE WATER

CULTURE ENABLES STRATEGY OUR PHILOSOPHY

We Are Makers of Better At Worthington Industries, “better” is a mindset. A measuring tool. A directional compass. It’s a commitment all of us at Worthington share. We don’t strive to be better for better’s sake. We do it because our customers, employees, shareholders and communities deserve better.  We’re Worthington, and we’re makers of better because together, better is possible.

Makers of Better Video

Net Sales by End-Markets* $4.35B Trailing 12 Month Net Sales 08/31/19 TTM Including our Share of unconsolidated JVs Operating/Equity Income by Segment TTM** $216 million * Includes WOR share of unconsolidated JV sales totaling $723 million ** Excludes restructuring and impairment and Engineered Cabs due to operating loss

Growth Strategy Working together using technology, analytics and automation enables us to deliver… Successful innovation, transformation, and acquisitions that drive value for customers and earn exceptional returns for our shareholders. All with Our Philosophy at the center.

complementary value drivers are well established Broad based business system focused on: Data-driven decision making Optimizing value streams and eliminating waste Discovering new capabilities through agile teams One system, driven by everyone, not just a central tiger team TRANSFORMATION Innovation as a discipline: New product development Product design & engineering Voice of customer & market research Incorporating advanced technologies Focus on the core: Consolidate higher value add markets Build out product offerings with adjacencies Target industries/sectors we know Focus on higher margin / high cash flow businesses Strong target evaluation process, due diligence and integration to achieve synergies INNOVATION ACQUISITIONS 3